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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 13E-3

                        RULE 13E-3 TRANSACTION STATEMENT

       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               (AMENDMENT NO. 2)

                            DIGITAL LINK CORPORATION

                              (Name of the Issuer)

                                   DLZ CORP.
                                  VINITA GUPTA
                               NARENDRA K. GUPTA
                        GUPTA CHILDREN'S TRUST AGREEMENT
                     NARENDRA AND VINITA GUPTA LIVING TRUST
                     THE NAREN AND VINITA GUPTA FOUNDATION
                    (Name of the Person(s) Filing Statement)

                      COMMON STOCK, NO PAR VALUE PER SHARE

                         (Title of Class of Securities)

                                  253856 10 8

                     (CUSIP Number of Class of Securities)

                            ------------------------

                                  VINITA GUPTA
                                   DLZ CORP.
                                P.O. BOX 620154
                        WOODSIDE, CALIFORNIA 94062-0154
                                 (408) 745-4550

  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

                                   COPIES TO:

      CHRISTOPHER KAUFMAN, ESQ.                     DAVID HEALY, ESQ.
           Latham & Watkins                         Fenwick & West LLP
        135 Commonwealth Drive                     Two Palo Alto Square
     Menlo Park, California 94025              Palo Alto, California 94306
            (650) 328-4600                            (650) 494-0600

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    DLZ Corp., a California corporation ("Purchaser") hereby amends and supplements its Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), filed with the Securities and Exchange Commission on September 10, 1999, with respect to the offer to purchase any and all of the shares of Common Stock, no par value per share, of Digital Link Corporation, a California corporation, for a purchase price of $10.30 per share upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13E-3.

ITEM 17.  MATERIAL TO BE FILED AS EXHIBITS.

    Item 17 of the Schedule 13E-3 is hereby amended and replaced by the following:

    (a)(1) Commitment Letter dated September 9, 1999, between Comerica Bank-California and DLZ Corp. (filed as exhibit (b)(1) to the Schedule 14D-1 and incorporated herein by reference).

    (a)(2) Commitment Letter dated September 9, 1999, between Comerica Bank-California and DLZ Corp. (filed as exhibit (b)(2) to the Schedule 14D-1 and incorporated herein by reference).

    (b)(1) Fairness Opinion of Sutter Securities Incorporated, dated as of September 3, 1999 (attached as Schedule I to the Offer to Purchase and incorporated herein by reference).

    (b)(2) Fairness Opinion of Dain Rauscher Wessels, dated as of September 3, 1999.

    (b)(3) Presentation to the Special Committee of the Board of Directors of Digital Link Corporation by Dain Rauscher Wessels, dated September 2, 1999.

    (c)(1) Agreement and Plan of Merger dated as of September 3, 1999, between DLZ Corp. and Digital Link Corporation (filed as exhibit (c)(1) to the Schedule 14D-1 and incorporated herein by reference).

    (c)(2) Form of Subscription Agreement to be entered into by DLZ Corp. and certain members of the Gupta Family (filed as exhibit (c)(2) to the Schedule 14D-1 and incorporated herein by reference).

    (c)(3) Depositary Agreement dated September 9, 1999, between Harris Trust Company of New York and DLZ Corp. (filed as exhibit (c)(3) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(1) Offer to Purchase (filed as exhibit (a)(1) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(2) Letter of Transmittal (filed as exhibit (a)(2) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(3)  Notice of Guaranteed Delivery (filed as exhibit (a)(3) to the
Schedule 14D-1 and incorporated herein by reference).

    (d)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed as exhibit (a)(4) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed as exhibit (a)(5) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed as exhibit (a)(6) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(7) Text of Press Release issued jointly by Purchaser and by the Company, dated September 3, 1999 (filed as exhibit (a)(7) to the Schedule 14D-1 and incorporated herein by reference).

    (d)(8)  Summary Advertisement, dated September 10, 1999 (filed as exhibit
(a)(8) to the Schedule 14D-1 and incorporated herein by reference).

    (e)(1) Appraisal Rights of Dissenting Stockholders Under Chapter 13 of the California General Corporation Law (attached as Schedule IV to the Offer to Purchase and incorporated herein by reference).
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    (f)    Not applicable.

    (g)(1) Complaint in EDWARD ABOFF, ET AL. V. RICHARD C. ALBERDING, ET. AL., Case No. CV784389, filed with the Superior Court of the State of California for the County of Santa Clara (filed as exhibit (g)(1) to the Schedule 14D-1 and incorporated herein by reference).

    (g)(2) Complaint in WILLIAM LEVY, ET. AL. V. DIGITAL LINK CORPORATION, ET. AL., Case No. CV784407, filed with the Superior Court of the State of California for the County of Santa Clara (filed as exhibit (g)(2) to the Schedule 14D-1 and incorporated herein by reference).

    (g)(3) Complaint in ANDREW CURTIS WRIGHT, ET. AL. V. DIGITAL LINK CORPORATION, ET. AL., Case No. CV784405, filed with the Superior Court of the State of California for the County of Santa Clara (filed as exhibit (g)(3) to the Schedule 14D-1 and incorporated herein by reference).
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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 1, 1999                        DLZ CORP.

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                                             President and Chief Executive
                                              Title:         Officer

                                              GUPTA CHILDREN'S TRUST AGREEMENT

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                              Title:         Trustee

                                              By:            /s/ NARENDRA K. GUPTA
                                                         --------------------------------------
                                              Name:          Narendra K. Gupta
                                              Title:         Trustee

                                              NARENDRA AND VINITA GUPTA LIVING TRUST

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                              Title:         Trustee

                                              By:            /s/ NARENDRA K. GUPTA
                                                         --------------------------------------
                                              Name:          Narendra K. Gupta
                                              Title:         Trustee

                                              THE NAREN AND VINITA GUPTA FOUNDATION

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                              Title:         Trustee

                                              By:            /s/ NARENDRA K. GUPTA
                                                         --------------------------------------
                                              Name:          Narendra Gupta
                                              Title:         Trustee

                                              /s/ VINITA GUPTA
                                              ---------------------------------------------
                                              Vinita Gupta

                                              /s/ NARENDRA K. GUPTA
                                              ---------------------------------------------
                                              Narendra K. Gupta

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                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
(b)(3)     Presentation to the Special Committee of the Board of Directors of Digital Link Corporation by Dain
           Rauscher Wessels, dated September 2, 1999.